Exhibit 99.1

ePlus Reports Second Quarter and First Half Financial Results
Fiscal Year 2027

~ Strong Second Quarter Performance Across Key Metrics ~
~ Record Quarterly Gross Billings Exceeded $1 Billion ~
~ Increasing Fiscal 2027 Guidance ~

Second Quarter Fiscal Year 2027

•	Net sales increased 9.7% to $667.9 million; services revenues decreased 2.4% to $120.8 million.
•	Gross billings increased 4.3% to $1,066.8 million.
•	Gross profit increased 11.2% to $180.3 million.
•	Gross margin was 27.0%, compared to 26.6% for last fiscal year’s second quarter.
•	Net earnings from continuing operations increased 5.8% to $40.4 million.
•	Adjusted EBITDA increased 14.3% to $67.1 million.
•	Net earnings from continuing operations per common share-diluted increased 7.6% to $1.56. Non-GAAP: net earnings from continuing operations per common share-diluted increased 19.0% to $1.82.

First Half Fiscal Year 2027

•	Net sales increased 5.2% to $1,317.0 million; services revenues remained consistent at $240.2 million.
•	Gross billings increased 2.5% to $2,023.9 million.
•	Gross profit increased 5.0% to $331.6 million.
•	Gross margin remained consistent to last year’s first half of 25.2%.
•	Net earnings from continuing operations increased 0.7% to $70.7 million.
•	Adjusted EBITDA increased 3.2% to $114.9 million.
•	Net earnings from continuing operations per common share-diluted increased 2.3% to $2.72. Non-GAAP: net earnings from continuing operations per common share-diluted increased 5.1% to $3.11.

HERNDON, VA – November 5, 2026 – ePlus inc. (NASDAQ: PLUS), a leading provider of technology solutions, today announced financial results for the three months and six months ended September 30, 2026, or the second quarter of its 2027 fiscal year.

Management Comment

“We delivered robust top line growth, improved profitability, and experienced growth against key metrics in the second quarter.  Record gross billings surpassed the prior year’s record showing strong momentum reflecting our customer-first approach as we provide the products and services our clients require, particularly for Artificial Intelligence (AI) and Cybersecurity,” commented Mark Marron, President and CEO. “Overall, our solid performance in the second quarter and year to date reflect consistent execution and the strength and breadth of our diversified business model.

“Our strong balance sheet represents a competitive advantage, with our cash position at $381 million at quarter end.  During the second quarter we advanced our acquisition strategy with the purchase of certain assets and liabilities of Daymark Solutions, a provider of critical IT solutions and professional services focused on implementing and supporting complex hybrid cloud, cybersecurity, compliance, and data centers.  We remain disciplined in our approach to capital allocation, balancing acquisitions with other growth investments and returning capital to shareholders via share repurchases and dividend payments.”

Second Quarter Fiscal Year 2027 Results

For the second quarter ended September 30, 2026, as compared to the second quarter ended September 30, 2025:

Net sales increased 9.7% to $667.9 million, from $608.8 million due to higher product sales, partially offset by lower service revenue. Gross billings increased 4.3% to $1,066.8 million from $1,022.7 million.

Product segment sales increased 12.8% to $547.1 million from $485.0 million due to increases in revenue from cloud, security, collaboration and other products, partially offset by a decrease in networking products. Product segment gross margin was 25.8%, up from 24.5% last year due to a shift in product mix, and an increase in sales of third-party maintenance, subscriptions and services that are recognized on a net basis.

Professional services segment revenues decreased 11.3% year over year to $67.8 million from $76.3 million, and gross margin declined to 35.4% from 38.2% during the same period last year due to decreases in revenue and gross profit from project-related services due to delays from retail customers.

Managed services segment revenue increased 11.9% to $53.1 million primarily due to additional revenue from cloud managed services. Gross profit from managed services increased 9.4% year over year due to the increase in revenue, offset by a decrease in gross margin to 28.8% from 29.4% in the prior year quarter.

Gross profit increased 11.2% to $180.3 million, from $162.1 million, due to an increase in gross profit from the product segment and managed services segment, offset by a decrease in the professional services segment. Gross margin was 27.0%, compared with 26.6% in the prior year quarter, due to higher gross margin in the product segment, offset by lower gross margin in the managed services segment and professional services segment.

Operating expenses were $123.8 million, up 9.2% from $113.3 million last year, primarily due to increases in variable compensation commensurate with the increase in gross profit, as well as additional salaries and benefits, general and administrative costs, and expenses related to the acquisition of assets of Daymark Solutions, Inc. (“Daymark”).

Operating income increased 15.8% to $56.5 million. Other income (expense), net was $(0.5) million compared to $5.2 million in the prior year due to a reduction of $3.5 million in the fair value of the contingent consideration receivable recorded as a result of the sale of our domestic financing business, lower interest income and foreign currency transaction losses being recognized in the current year quarter compared to foreign exchange gains in the prior year quarter. Earnings from continuing operations before taxes increased 3.7% to $56.0 million.

The effective tax rate for the current quarter was 27.9%, which was lower than the prior year quarter of 29.3% primarily due to lower state and local income taxes and lower non-deductible expenses.

Net earnings from continuing operations increased 5.8% to $40.4 million from $38.2 million in the prior year quarter. Adjusted EBITDA increased 14.3% to $67.1 million from $58.7 million in the prior year quarter. Net earnings from continuing operations per common share-diluted was $1.56, up from $1.45 in the prior year quarter. Non-GAAP net earnings from continuing operations per common share diluted was $1.82, compared with $1.53 in the prior year quarter. Total shares outstanding were 26.0 million and 26.3 million on September 30, 2026, and March 31, 2026, respectively.

Net earnings were $40.4 million as compared to $34.9 million in the prior year quarter. Last year, earnings from discontinued operations, net of taxes, for the three months ended September 30, 2025, was a loss of $3.3 million and net (loss) from discontinued operations per common share diluted for the three months ended September 30, 2025, was $(0.13). There were no transactions for discontinued operations for the three months ended September 30, 2026.

First Half Fiscal Year 2027 Results

For the six months ended September 30, 2026, as compared to the six months ended September 30, 2025:

Net sales increased 5.2% to $1,317.0 million, from $1,251.6 million due to higher product sales. Gross billings increased 2.5% to $2,023.9 million from $1,975.4 million.

Product segment sales increased 6.5% to $1,076.7 million from $1,011.4 million due to increases in revenue from cloud, security, and collaboration products, offset by a decrease in networking products.  Product segment gross margin was 23.4%, up from 22.8% last year due to a shift in product mix, and an increase in sales of third-party maintenance and subscriptions.

Professional services segment revenues decreased 8.3% year over year to $135.8 million from $148.1 million, and gross margin declined to 36.2% from 38.7% during the same period last year, both primarily due to decreases in revenue from project services, and staff augmentation.

Managed services segment revenue increased 13.4% to $104.4 million primarily due to additional sales of cloud services. Gross profit from managed services segment increased 10.3% year on year due to the increase in revenue, offset by a decline in gross margin to 29.1% from 29.9%, mainly driven by increased third-party costs.

Gross profit increased 5.0% to $331.6 million, from $315.8 million due to an increase in gross profit from the product segment and managed services segment, offset by a decrease in the professional services segment. Gross margin remained consistent at 25.2%, compared to the six-month period in the prior year.

Operating expenses were $236.3 million, up 5.5% from $224.0 million last year, primarily due to increases in variable compensation commensurate with the increase in gross profit, as well as additional salaries and benefits, general and administrative costs, and expenses related to the acquisition of assets of Daymark.

Operating income increased 3.9% to $95.4 million. Other income (expense), net was $2.6 million compared to $5.8 million last year, due to the reduction of contingent consideration receivable of $3.5 million, offset by decreased foreign exchange losses and increased interest income during the current six-month period. Earnings from continuing operations before taxes increased 0.4% to $98.0 million.

The effective tax rate for the six months ended September 30, 2026, was 27.9%, which was lower than the same six-month period in the prior year of 28.1% primarily due to state and local taxes and lower non-deductible expenses.

Net earnings from continuing operations increased 0.7% to $70.7 million from $70.2 million in the prior year. Adjusted EBITDA increased 3.2% to $114.9 million from $111.4 million in the prior year six-month period. Net earnings from continuing operations per common share-diluted was $2.72, compared with $2.66 in the prior year. Non-GAAP: Net earnings from continuing operations per common share-diluted was $3.11, compared with $2.96 in the prior year.

Net earnings were $70.7 million as compared to $77.4 million in the prior year. Earnings from discontinued operations, net of taxes, for the six months ended September 30, 2025, was $7.3 million. Net earnings from discontinued operations per common share - diluted for the six months ended September 30, 2025, was $0.28. There were no transactions for discontinued operations for the six months ended September 30, 2026.

Balance Sheet Highlights

As of September 30, 2026, cash and cash equivalents were $380.9 million, down from $410.8 million as of March 31, 2026. Inventory increased 35.1% to $271.4 million as of September 30, 2026, compared with $200.9 million as of March 31, 2026, due to several ongoing projects. Accounts receivable—trade, net increased 14.9% to $746.9 million as of September 30, 2026 from $650.0 million as of March 31, 2026. Total stockholders’ equity was $1,096.4 million as of September 30, 2026, compared with $1,069.0 million as of March 31, 2026.

Fiscal Year Guidance

ePlus is increasing its fiscal year 2027 guidance of year over year growth to the upper single digits for net sales and gross profit, and the low double digits for adjusted EBITDA.

This guidance does not factor in recessionary conditions, or other unexpected developments.  ePlus cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of unusual gains and losses, the occurrence of matters creating GAAP tax impacts, fluctuations in interest expense or interest income and share-based compensation, and acquisition- or disposition-related expenses. These items are uncertain, depend on various factors, and could be material to ePlus’ results computed in accordance with GAAP. Accordingly, ePlus is unable to provide a reconciliation of GAAP net earnings from continuing operations to Adjusted EBITDA for the full fiscal year 2027 forecast.

ePlus Announces Quarterly Dividend

ePlus announced today that its Board of Directors has declared a quarterly cash dividend of $0.27 per common share which will be paid on December 16, 2026, to shareholders of record as of the close of business on November 24, 2026.

Summary and Outlook

“The accelerating adoption of AI, increasing demand for advanced data center infrastructure and growing emphasis on cybersecurity and digital transformation continue to reshape the technology landscape, creating significant opportunities for long-term growth for ePlus.  As organizations accelerate investments in modernizing their IT networks and strengthening cybersecurity, our deep customer relationships and broad portfolio of products and services position us well to meet demand and support our customers’ growth.  These factors, combined with our strong performance year to date, support our confidence in the sustainability of our business trends and our increased full year fiscal 2027 guidance,” concluded Mr. Marron.

Recent Corporate Developments/Recognitions

In the second quarter of its 2027 fiscal year, ePlus:
o	Acquired certain assets and liabilities of Daymark Solutions
o	Achieved Exclusive Ambassador Partner Status with Everpure
o	Named NetApp North America Flash Partner of the Year

Conference Call Information

Date:	November 5, 2026
Time:	4:30 p.m. ET

Audio Webcast (live/archive):	https://events.q4inc.com/attendee/420015883

Online Pre-Registration:	https://events.q4inc.com/analyst/420015883?pwd=SlTLm6iZ
Operator Assisted Registration:	https://events.q4inc.com/attendee/420015883

Live Call:	(833) 461-5787 (toll-free/domestic)
(585) 542-9983 (international)

Archived Call:	(833) 309-1852 (toll-free/domestic)
(929) 828-5978 (international)

Conference ID:	420015883# (live call and replay)

A replay of the call will be available approximately two hours after the call through November 12, 2026.

About ePlus inc.

ePlus is a customer-first, services-led, and results-driven industry leader offering transformative technology solutions and services to provide the best customer outcomes. Offering a full portfolio of solutions, including artificial intelligence, security, cloud and data center, networking and collaboration, as well as managed, consultative and professional services, ePlus works closely with organizations across many industries to successfully navigate business challenges. With a long list of industry-leading partners and more than 2,170 employees, our expertise has been honed over more than three decades, giving us specialized yet broad levels of experience and knowledge. ePlus is headquartered in Virginia, with locations in the United States, United Kingdom, Europe, and Asia‐Pacific. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on LinkedIn, Facebook, and Instagram.

ePlus, Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements,” including, among other things, statements regarding the future financial performance of ePlus. Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, financial losses resulting from national and international political instability fostering uncertainty and volatility in the global economy including changes in interest rates, tariffs, inflation, export requirements applicable to products we sell, sanctions and exposure to foreign currency rate changes; supply chain issues, including a shortage of information technology (“IT”) component parts and products, and our vendors’ corresponding rapid and unpredictable price fluctuations, or a customer’s or vendor’s cancellation of orders such as for, but not limited to, memory chips, which may increase our and our customer’s costs, decrease gross profit, cause a delay in fulfilling or inability to fulfill customer orders, increase our need for working capital, delay the completion of professional services, or require the purchase of IT products or services needed to support our internal infrastructure or operations, resulting in an adverse impact on our financial results; significant adverse changes in our relationship with one or more of our larger customer accounts or vendors, including decreased account profitability, reductions in contracted services, or a loss of such relationships; risks relating to artificial intelligence (“AI”), including the use or capabilities of AI and emerging laws, rules and regulations related to AI; our ability to manage a diverse product set of solutions, including AI products and services, in highly competitive markets with a number of key vendors; changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service (“IaaS”), software as a service (“SaaS”), platform as a service (“PaaS”), and AI which may affect our financial results; our ability to remain secure during a cybersecurity attack or other IT outage, including disruptions in our, our vendors or a third party’s IT systems and data and audio communication networks; a material decrease in the credit quality of our customer base, or a material increase in our credit losses; increases in our costs including wages and our ability to increase our prices to our customers as a result, or negative financial impacts due to the pricing arrangements we have with our customers; reliance on third parties to perform some of our service obligations to our customers, and the reliance on a small number of key vendors in our supply chain with whom we do not have long-term supply agreements, guaranteed price agreements, or assurance of stock availability; the possibility of a reduction of vendor consideration provided to us; our inability to identify merger and acquisition candidates, perform sufficient due diligence prior to completing mergers and acquisitions, successfully complete merger and acquisition transactions (including on favorable terms), successfully integrate a completed merger and/or acquisition, identify an opportunity for, or successfully complete a business disposition, or achieve the operational and financial results we anticipate after a disposition; our ability to secure our own and our customers’ electronic and other confidential information, while maintaining compliance with evolving data privacy and cybersecurity laws and regulations and appropriately providing required notice and disclosure of cybersecurity incidents when and if necessary; our dependence on key personnel to maintain certain customer relationships, and our ability to hire, train, and retain sufficient qualified personnel by recruiting and retaining highly skilled, competent personnel with needed vendor certifications; inadequate design or maintenance of our IT platforms for internal use or solutions we offer to our customers or our inability to effectively and timely capitalize on the opportunities made available by the adoption of AI and not having adequate or competent IT personnel to support our business; cybersecurity attacks that may occur while employees work remotely and our ability to adequately train our personnel to prevent a cyber event; our ability to raise capital, maintain or increase, as needed, our lines of credit with vendors or our floor plan facility, or the related effect of those matters on our common stock price; our ability to predictably meet expectations of the investor and analyst community, including relative to our financial performance guidance that we provide, including based on the continuation of our regular dividend issuance and share repurchases; our ability to create and implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration, and other key strategies following mergers and acquisitions; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.

The declaration and payment of future dividends are subject to the sole discretion of our Board of Directors.

All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information either as a result of new information, future events or otherwise, except as required by applicable U.S. securities law.

Contact:
Kley Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	September 30, 2026	March 31, 2026
ASSETS

Current assets:
Cash and cash equivalents	$380,891	$410,769
Accounts receivable—trade, net	746,906	650,021
Accounts receivable—other, net	45,515	38,896
Inventories	271,353	200,888
Deferred costs	78,296	77,748
Other current assets	86,216	49,412
Total current assets	1,609,177	1,427,734

Deferred tax asset	8,952	8,955
Property, equipment and other assets—net	105,334	100,039
Goodwill	212,093	202,880
Other intangible assets—net	59,830	61,344
TOTAL ASSETS	$1,995,386	$1,800,952

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$383,412	$264,605
Accounts payable—floor plan	139,227	119,693
Salaries and commissions payable	51,896	48,590
Contract liabilities	180,794	157,074
Other current liabilities	52,992	48,181
Total current liabilities	808,321	638,143

Contract liabilities—long-term	77,344	83,010
Other liabilities	13,303	10,829
TOTAL LIABILITIES	898,968	731,982

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $0.01 per share par value; 75,000 shares authorized; 27,919 shares issued and 26,000 outstanding at September 30, 2026, and 27,765 shares issued and 26,299 outstanding at March 31, 2026	279	278
Additional paid-in capital	219,330	210,274
Treasury stock, at cost, 1,919 shares at September 30, 2026, and 1,466 shares at March 31, 2026	(140,226)	(101,944)
Retained earnings	1,012,561	956,000
Accumulated other comprehensive income—foreign currency translation adjustment	4,474	4,362
Total Stockholders’ Equity	1,096,418	1,068,970
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,995,386	$1,800,952

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2026	2025	2026	2025
Net sales
Product	$547,117	$485,065	$1,076,847	$1,011,531
Services	120,807	123,761	240,190	240,070
Total	667,924	608,826	1,317,037	1,251,601
Cost of sales
Product	406,112	366,066	824,722	780,543
Services	81,527	80,636	160,701	155,258
Total	487,639	446,702	985,423	935,801

Gross profit	180,285	162,124	331,614	315,800

Selling, general, and administrative	118,032	106,479	224,653	210,146
Depreciation and amortization	5,726	6,810	11,602	13,879
Operating expenses	123,758	113,289	236,255	224,025

Operating income	56,527	48,835	95,359	91,775

Other income (expense), net	(527)	5,163	2,603	5,775

Earnings from continuing operations before tax	56,000	53,998	97,962	97,550

Provision for income taxes	15,617	15,838	27,300	27,376

Net earnings from continuing operations	40,383	38,160	70,662	70,174

Earnings (loss) from discontinued operations, net of tax	-	(3,305)	-	7,264

Net earnings	$40,383	$34,855	$70,662	$77,438

Earnings per common share—basic
Continuing operations	$1.56	$1.45	$2.73	$2.67
Discontinued operations	-	(0.13)	-	0.28
Earnings per common share—basic	$1.56	$1.32	$2.73	$2.95

Earnings per common share—diluted
Continuing operations	$1.56	$1.45	$2.72	$2.66
Discontinued operations	-	(0.13)	-	0.28
Earnings per common share—diluted	$1.56	$1.32	$2.72	$2.94

Weighted average common shares outstanding—basic	25,835	26,362	25,887	26,316
Weighted average common shares outstanding—diluted	25,911	26,406	25,997	26,407

Segment results

	Three months ended September 30,			Six months ended September 30,
	2026	2025	Change	2026	2025	Change
Net sales
Product segment	$547,117	$485,014	12.8%	$1,076,720	$1,011,369	6.5%
Professional services segment	67,752	76,344	(11.3%)	135,833	148,073	(8.3%)
Managed services segment	53,055	47,417	11.9%	104,357	91,997	13.4%
Total reportable segments	667,924	608,775	9.7%	1,316,910	1,251,439	5.2%
Other	-	51	(100.0%)	127	162	(21.6%)
Total	$667,924	$608,826	9.7%	$1,317,037	$1,251,601	5.2%

Gross profit
Product segment	$141,005	$119,013	18.5%	$252,072	$230,955	9.1%
Professional services segment	24,014	29,172	(17.7%)	49,158	57,325	(14.2%)
Managed services segment	15,266	13,953	9.4%	30,331	27,487	10.3%
Total reportable segments	180,285	162,138	11.2%	331,561	315,767	5.0%
Other	-	(14)	(100.0%)	53	33	60.6%
Total	$180,285	$162,124	11.2%	$331,614	$315,800	5.0%

Gross Billings by Type
Networking	$286,256	$315,189	(9.2%)	$544,984	$583,921	(6.7%)
Security	272,182	255,158	6.7%	491,949	445,203	10.5%
Cloud	270,003	202,828	33.1%	558,845	514,845	8.5%
Collaboration	43,519	41,286	5.4%	69,236	64,063	8.1%
Other	75,710	76,917	(1.6%)	123,567	128,363	(3.7%)
Product segment	947,670	891,378	6.3%	1,788,581	1,736,395	3.0%
Services	119,141	131,277	(9.2%)	235,365	239,025	(1.5%)
Total	$1,066,811	$1,022,655	4.3%	$2,023,946	$1,975,420	2.5%

Net Sales by Type
Product segment
Networking	$234,382	$258,156	(9.2%)	$458,103	$476,358	(3.8%)
Cloud	178,599	128,270	39.2%	359,347	335,266	7.2%
Security	72,693	65,889	10.3%	150,958	126,996	18.9%
Collaboration	18,422	16,558	11.3%	33,914	28,315	19.8%
Other	43,021	16,141	166.5%	74,398	44,434	67.4%
Total products segment	547,117	485,014	12.8%	1,076,720	1,011,369	6.5%
Professional services segment	67,752	76,344	(11.3%)	135,833	148,073	(8.3%)
Managed services segment	53,055	47,417	11.9%	104,357	91,997	13.4%
Total reportable segments	$667,924	$608,775	9.7%	$1,316,910	$1,251,439	5.2%

Net Sales by Customer End Market
Telecom, media & entertainment	$153,884	$176,772	(12.9%)	$292,581	$361,751	(19.1%)
Healthcare	100,413	82,285	22.0%	179,610	156,576	14.7%
Financial services	93,521	63,079	48.3%	166,907	110,579	50.9%
SLED	91,902	87,246	5.3%	171,758	177,808	(3.4%)
Technology	69,434	69,549	(0.2%)	187,433	152,296	23.1%
Retail	34,962	40,062	(12.7%)	69,885	72,033	(3.0%)
All others	123,808	89,782	37.9%	248,736	220,396	12.9%
Total reportable segments	$667,924	$608,775	9.7%	$1,316,910	$1,251,439	5.2%

Amounts presented for the three and six months ended September 30, 2026, have been revised to reflect the correction of certain misstatements in previously issued financial statements, which we determined are not material either individually or in the aggregate. See our Form 10-Q for the quarter ended September 30, 2026, including Note 2 to the Consolidated Financial Statements, for more information.

ePlus inc. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP financial measures: (i) Adjusted EBITDA, (ii) Non-GAAP: Net earnings from continuing operations and (iii) Non-GAAP Net earnings from continuing operations per common share diluted.

We define Adjusted EBITDA as net earnings from continuing operations calculated in accordance with US GAAP, adjusted for the following: depreciation and amortization, share-based compensation, acquisition related expenses, provision for income taxes, and other (income) expense, net.

Non-GAAP: Net earnings from continuing operations and Non-GAAP Net earnings from continuing operations per common share diluted are based on net earnings from continuing operations calculated in accordance with US GAAP, adjusted to exclude other (income) expense, net, share-based compensation, acquisition related expense, acquisition related amortization expense, and the related tax effects.

We use the above non-GAAP financial measures as supplemental measures of our performance to gain insight into our operating performance and performance trends. We believe that these financial measures provide management and investors with a useful measure for period-to-period comparisons of our business and operating results by excluding items that management believes are not reflective of our underlying operating performance. Accordingly, we believe that such non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results.

Our use of non-GAAP information as analytical tools has limitations, and should not be considered in isolation or as substitutes for analysis of our financial results as reported under US GAAP. In addition, other companies, including companies in our industry, might calculate Adjusted EBITDA, Non-GAAP: Net earnings from continuing operations and Non-GAAP: Net earnings from continuing operations per common share-diluted, or similarly titled measures differently, which may reduce their usefulness as comparative measures.

The amounts in the tables below are results from our continuing operations (in thousands):

(i) Reconciliation of Adjusted EBITDA
	Three months ended September 30,		Six months ended September 30,
	2026	2025	2026	2025
GAAP: Net earnings from continuing operations	$40,383	$38,160	$70,662	$70,174
Provision for income taxes	15,617	15,838	27,300	27,376
Share-based compensation	4,102	3,058	7,223	5,721
Acquisition related expenses	746	-	746	-
Depreciation and amortization [1]	5,726	6,810	11,602	13,879
Other (income) expense, net [2]	527	(5,163)	(2,603)	(5,775)
Non-GAAP: Adjusted EBITDA	$67,101	$58,703	$114,930	$111,375

(ii) Reconciliation of Non-GAAP: Net earnings from continuing operations

	Three months ended September 30,		Six months ended September 30,
	2026	2025	2026	2025
GAAP: Net earnings from continuing operations before tax	$56,000	$53,998	$97,962	$97,550
Share-based compensation	4,102	3,058	7,223	5,721
Acquisition related expenses	746	-	746	-
Acquisition related amortization expense [3]	4,449	5,313	9,014	10,861
Other (income) expense, net [2]	527	(5,163)	(2,603)	(5,775)
Non-GAAP: Earnings from continuing operations before provision for income taxes	65,824	57,206	112,342	108,357

GAAP: Provision for income taxes	15,617	15,838	27,300	27,376
Share-based compensation	1,149	896	2,034	1,608
Acquisition related expenses	209	-	209	-
Acquisition related amortization expense [3]	1,246	1,552	2,541	3,025
Other (income) expense, net [2]	148	(1,512)	(740)	(1,675)
Tax benefit (expense) on restricted stock	61	(25)	279	89
Non-GAAP: Provision for income taxes	18,430	16,749	31,623	30,423

Non-GAAP: Net earnings from continuing operations	$47,394	$40,457	$80,719	$77,934

(iii) Reconciliation of Non-GAAP: Net earnings from continuing operations per common share - diluted

	Three months ended September 30,		Six months ended September 30,
	2026	2025	2026	2025
GAAP: Net earnings from continuing operations per common share - diluted	$1.56	$1.45	$2.72	$2.66

Share-based compensation	0.11	0.08	0.20	0.16
Acquisition related expenses	0.02	-	0.02	-
Acquisition related amortization expense [3]	0.12	0.14	0.25	0.30
Other (income) expense, net [2]	0.01	(0.14)	(0.07)	(0.16)
Tax benefit (expense) on restricted stock	-	-	(0.01)	-
Total non-GAAP adjustments - net of tax	0.26	0.08	0.39	0.30

Non-GAAP: Net earnings from continuing operations per common share - diluted	$1.82	$1.53	$3.11	$2.96

[1]	Amount consists of depreciation and amortization for assets used internally.
[2]	Interest income and foreign currency transaction gains and losses, and adjustments to the fair value of contingent consideration.
[3]	Amount consists of amortization of intangible assets from acquired businesses.